                                    UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549



                                    SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO. 1)*


                            InVision Technologies, Inc.
                     ------------------------------------------
                                  (Name of Issuer)


                      Common Stock, par value $0.001 per share
                     ------------------------------------------
                           (Title of Class of Securities)


                                    461851 10 7
                     ------------------------------------------
                                   (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                 Page 1 of 8 Pages


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     CUSIP No. 461851 10 7               13G


-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ElectroParts, S.A.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  / /
                                                          (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Luxembourg
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER
                                    87,742
   NUMBER OF                 --------------------------------------------------
    SHARES                    (6) SHARED VOTING POWER
  BENEFICIALLY                      0
    OWNED BY                 --------------------------------------------------
      EACH                    (7) SOLE DISPOSITIVE POWER
   REPORTING                        87,742
  PERSON WITH                --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       87,742
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .7%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     OO (Corporation)
-------------------------------------------------------------------------------

                                 Page 1 of 2 Pages

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     CUSIP No. 461851 10 7               13G


-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Mario Rendo
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  / /
                                                          (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Italy
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER
                                    87,742
   NUMBER OF                 --------------------------------------------------
    SHARES                    (6) SHARED VOTING POWER
  BENEFICIALLY                      0
    OWNED BY                 --------------------------------------------------
      EACH                    (7) SOLE DISPOSITIVE POWER
   REPORTING                        87,742
  PERSON WITH                --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       87,742
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .7%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

                               Page 2 of 2 Pages

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                                 SCHEDULE 13G
ITEM 1.

    (a)  NAME OF ISSUER:

         InVision Technologies, Inc.

    (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:

         7151 Gateway Blvd.
         Newark, CA 94560

ITEM 2.

    (a)  NAME OF PERSON FILING:

         ElectroParts, S.A.
         Mario Rendo

    (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE,
         RESIDENCE:

         (i)  The address of ElectroParts, S.A. is:

                   12 Avenue de la Liberte
                   L-190 Luxembourg

         (ii) The address of Mario Rendo is:

                   12 Avenue de la Liberte
                   L-190 Luxembourg

    (c)  CITIZENSHIP:

         ElectroParts, S.A.  Luxembourg
         Mario Rendo         Italy

    (d)  TITLE OF CLASS OF SECURITIES:

         Common Stock, par value $0.001 per share

    (e)  CUSIP NUMBER:

         461851 10 7

                                 Page 4 of 8 Pages
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ITEM 3.       IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
              13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

              Not Applicable

ITEM 4.       OWNERSHIP:

         (a)  AMOUNT BENEFICIALLY OWNED:

         Mario Rendo is the beneficial owner of 87,742 shares of the Common Stock of InVision Technologies, Inc. which are held in the name of ElectroParts, S.A. Mr. Rendo is the controlling stockholder of ElectroParts, S.A.

         (b)  PERCENT OF CLASS:

              ElectroParts, S.A.       .7%
              Mario Rendo              .7%

    (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)  sole power to vote or direct the vote

                   ElectroParts, S.A.       87,742
                   Mario Rendo              87,742

          (ii)  shared power to vote or to direct the vote

                   ElectroParts, S.A.       0
                   Mario Rendo              0

         (iii)  sole power to dispose or to direct the disposition of

                   ElectroParts, S.A.       87,742
                   Mario Rendo              87,742

          (iv)  shared power to dispose or to direct the disposition of

                   ElectroParts, S.A.       0
                   Mario Rendo              0


                                 Page 5 of 8 Pages
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ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              Not Applicable

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
              COMPANY:

              Not Applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              Not Applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP:

              Not Applicable

ITEM 10.      CERTIFICATION:

              Not Applicable

EXHIBIT A:    JOINT FILING STATEMENT


                                 Page 6 of 8 Pages
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                                     SIGNATURE


    After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1998

ELECTROPARTS, S.A.


By:     /s/ Curtis P. DiSibio                      /s/ Curtis P. DiSibio
   -------------------------------          -------------------------------
Name: Curtis P. DiSibio, Attorney-in-fact   Curtis P. DiSibio, Attorney-in-fact


                                 Page 7 of 8 Pages
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                                     EXHIBIT A

                               JOINT FILING STATEMENT



    Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:  February 12, 1998

                                       ELECTROPARTS, S.A.


                                       By:  /s/ Curtis P. DiSibio
                                          --------------------------------
                                       Curtis P. DiSibio, Attorney-in-fact


                                            /s/ Curtis P. DiSibio
                                          --------------------------------
                                       Curtis P. DiSibio, Attorney-in-fact




                                 Page 8 of 8 Pages